Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Deutsche Bank Securities Inc.

60 Wall Street

New York, NY 10005

Attn: Investment Grade Syndicate

Barclays Bank PLC

5 The North Colonnade, Canary Wharf

London, E14 4BB

Attn: Debt Syndicate

Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London, E14 4QA

Attn: Transaction Management Group